C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations and public affairs (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, October 26, 2010 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended September 30, 2010.

Summarized financial results for the quarter ended September 30 are as follows (dollars in thousands, except per share data):

	Three months ended September 30,			Nine months ended September 30,
	2010	2009	% change	2010	2009	% change

Total revenues	$ 2,420,357	$1,954,803	23.8%	$6,948,956	$ 5,568,823	24.8%
Net revenues:
Transportation
Truck	$ 284,200	$ 268,055	6.0%	$ 785,782	$ 790,640	-0.6%
Intermodal	9,188	8,350	10.0%	27,109	26,608	1.9%
Ocean	17,057	13,404	27.3%	44,049	40,578	8.6%
Air	11,453	8,309	37.8%	31,559	23,394	34.9%
Other logistics services	14,666	11,714	25.2%	42,857	32,529	31.8%
Total transportation	336,564	309,832	8.6%	931,356	913,749	1.9%
Sourcing	31,921	30,860	3.4%	107,673	95,447	12.8%
Information services	14,095	11,874	18.7%	40,785	33,647	21.2%
Total net revenues	382,580	352,566	8.5%	1,079,814	1,042,873	3.5%
Operating expenses	216,247	197,765	9.3%	621,019	600,820	3.4%
Operating income	166,333	154,801	7.4%	458,795	442,053	3.8%
Net income	$ 102,627	$ 95,460	7.5%	$ 283,865	$ 273,096	3.9%
Diluted EPS	$ 0.62	$ 0.57	8.8%	$ 1.71	$ 1.61	6.2%

Our Transportation revenue increased 29.6 percent in the third quarter of 2010. Transportation net revenues increased 8.6 percent to $336.6 million in the third quarter of 2010 from $309.8 million in the third quarter of 2009. Our Transportation net revenue margin decreased to 16.6 percent in 2010 from 19.8 percent in 2009.

Our truck net revenues, which consist of truckload and less-than-truckload ("LTL") services, increased 6.0 percent in the third quarter of 2010. Our truckload volumes increased approximately 14 percent in the third quarter of 2010 compared to the third quarter of 2009. Our truckload net revenue margins decreased due to higher transportation costs and higher fuel prices, partially offset by increased pricing to our customers. Excluding the estimated impacts of the change in fuel, our truckload pricing to our customers increased approximately eight percent in the third quarter of 2010 compared to the third quarter of 2009. Our truckload transportation costs increased approximately 12 percent, excluding the estimated impacts of fuel. Our LTL net revenues increased approximately 18 percent. The increase was driven by an increase in total shipments of approximately 17 percent and increased pricing, partially offset by a small decline in our net revenue margin.

Our intermodal net revenue increase of 10.0 percent in the third quarter of 2010 was driven by increased volume.

Our ocean transportation net revenues increased 27.3 percent in the third quarter of 2010, driven by large volume increases. We experienced a net revenue margin decline due to increased cost of capacity, which was partially offset by increased pricing to our customers.

Our air transportation net revenue increased 37.8 percent in the third quarter of 2010 due to higher volumes.

Other logistics services net revenues consist primarily of transportation management fees and customs brokerage fees. The increase of 25.2 percent was driven primarily by an increase in management fees.

For the third quarter, our Sourcing revenues increased 0.1 percent, including the previously announced acquisition of Rosemont Farms, Inc. ("Rosemont") on September 15, 2009. Sourcing net revenues increased 3.4 percent to $31.9 million in 2010 from $30.9 million in 2009. Excluding the Rosemont acquisition, Sourcing net revenues decreased approximately 11 percent in the third quarter of 2010, primarily due to decreased volumes with a large customer.

Our Information Services revenues increased 18.7 percent in the third quarter of 2010 due to an increase in transactions and increases in some fees that are impacted by fuel prices.

For the third quarter, operating expenses increased 9.3 percent to $216.2 million in 2010 from $197.8 million in 2009. This was due to an increase of 8.9 percent in personnel expense and an increase of 10.8 percent in other selling, general, and administrative expenses. Personnel expenses related to our restricted stock program and various other incentive plans increased as many are variable, based on growth in our earnings.  We also increased average headcount by three percent in the quarter. A significant portion of the increase in our other selling, general, and administrative expenses was related to our acquisition of Rosemont. As a percentage of net revenues, total operating expenses increased slightly to 56.3 percent in the third quarter of 2010 from 56.1 percent in the third quarter of 2009.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 35,000 customers through a network of 232 offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with over 47,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions such as the strength of the current recovery and uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Third Quarter 2010 Earnings Conference Call

Tuesday, October 26, 2010 5:00 pm. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 877-941-6011; conference ID 4371919

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on October 29, 2010: 800-406-7325;

passcode: 4371919#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenues:
Transportation	$2,026,154	$ 1,563,335	$ 5,629,334	$ 4,369,438
Sourcing	380,108	379,594	1,278,837	1,165,738
Information Services	14,095	11,874	40,785	33,647
Total revenues	2,420,357	1,954,803	6,948,956	5,568,823
Costs and expenses:
Purchased transportation and related services	1,689,590	1,253,503	4,697,978	3,455,689
Purchased products sourced for resale	348,187	348,734	1,171,164	1,070,261
Personnel expenses	161,947	148,750	462,793	453,716
Other selling, general, and administrative expenses	54,300	49,015	158,226	147,104
Total costs and expenses	2,254,024	1,800,002	6,490,161	5,126,770

Income from operations	166,333	154,801	458,795	442,053

Investment and other income	149	439	986	1,658

Income before provision for income taxes	166,482	155,240	459,781	443,711
Provision for income taxes	63,855	59,780	175,916	170,615
Net income	$ 102,627	$ 95,460	$ 283,865	$ 273,096

Net income per share (basic)	$ 0.62	$ 0.57	$ 1.72	$ 1.62
Net income per share (diluted)	$ 0.62	$ 0.57	$ 1.71	$ 1.61
Weighted average shares outstanding (basic)	164,691	167,191	164,968	168,168
Weighted average shares outstanding (diluted)	165,576	168,648	165,985	169,746

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$ 249,433	$ 337,308
Available-for-sale securities	34,123	48,310
Receivables, net	1,142,457	885,543
Other current assets	40,927	36,108
Total current assets	1,466,940	1,307,269

Property and equipment, net	116,259	117,699
Intangible and other assets	398,885	409,280
Total Assets	$ 1,982,084	$ 1,834,248

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 670,910	$ 606,514
Accrued compensation	77,092	90,855
Other accrued expenses	41,483	34,438
Total current liabilities	789,485	731,807

Long term liabilities	22,019	22,541
Total liabilities	811,504	754,348

Total stockholders' investment	1,170,580	1,079,900
Total liabilities and stockholders' investment	$ 1,982,084	$ 1,834,248

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands, except operational data)

	Nine months ended September 30,
	2010	2009
Operating activities:
Net income	$ 283,865	$ 273,096
Stock-based compensation	22,568	17,187
Depreciation and amortization	22,113	22,195
Provision for doubtful accounts	11,442	13,626
Other non-cash expenses, net	10,782	(2,238)
Net changes in operating elements	(213,634)	(81,495)
Net cash provided by operating activities	137,136	242,371

Investing activities:
Net property additions	(14,000)	(26,120)
Purchases and development of software	(7,715)	(2,873)
Purchases of available-for-sale securities	(10,752)	(11,915)
Sales/maturities of available-for-sale securities	28,230	2,763
Cash paid for acquisition, net	-	(43,537)
Restricted cash	(5,000)	-
Other investing activities	(12)	213
Net cash used for investing activities	(9,249)	(81,469)

Financing activities:
Net repurchases of common stock	(96,822)	(162,723)
Excess tax benefit from stock-based compensation plans	9,497	8,052
Cash dividends	(126,709)	(122,023)
Net cash used for financing activities	(214,034)	(276,694)
Effect of exchange rates on cash	(1,728)	(2,677)

Net change in cash and cash equivalents	(87,875)	(118,469)
Cash and cash equivalents, beginning of period	337,308	494,743
Cash and cash equivalents, end of period	$ 249,433	$ 376,274

	As of September 30,
	2010	2009
Operational Data:
Employees	7,589	7,370
Branches	232	235

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